Exhibit 5.1

[PALMER & DODGE LLP LETTERHEAD]

August 19, 2005

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of the resale of (i) 4,571,429 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”), and (ii) the 1,828,573 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of Common Stock Purchase Warrants (the “Warrants”) to purchase such shares in accordance with the terms thereof. The Shares, the Warrants and the Warrant Shares are referred to herein as the “Securities”.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the registration, offer and sale of the Securities. We have made such other examinations as we consider necessary to render this opinion.

Based on the foregoing we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares are duly authorized and, when issued upon exercise of the Warrants as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus, forming a part of the Registration Statement.

Very truly yours,

/s/ Palmer & Dodge LLP

PALMER & DODGE LLP